Exhibit (a)(5)(xvii)

DENIED

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE CNX GAS CORPORATION	)	CONSOLIDATED
SHAREHOLDERS LITIGATION	)	C.A. No. 5377-VCL

[PROPOSED] ORDER

This      day of May     , 2010, plaintiffs James R. Gummel, Ira Gaines, and Harold L. Hurwitz having made an application pursuant to Supreme Court Rule 32(a) and Court of Chancery Rule 62 for an Order granting an injunction prohibiting the expiration of the Tender Offer until such time as the Delaware Supreme Court has ruled on plaintiffs’ Motion for an Interlocutory Appeal, and this Court having found that plaintiffs have satisfied the requirements set forth in Supreme Court Rule 32(a) and Court of Chancery Rule 62;

IT IS HEREBY ORDERED that the Tender Offer is enjoined until such time as the Supreme Court of the State of Delaware has ruled on plaintiffs’ Motion for Interlocutory Appeal. Plaintiffs shall be required to post a bond in the amount of $            .

Dated: May     , 2010

Vice Chancellor

This document constitutes a ruling of the court and should be treated as such.

Court:	DE Court of Chancery Civil Action

Judge:	J Travis Laster

File & Serve
Transaction ID:	31311191

Current Date:	May 26, 2010

Case Number:	5377-VCL

Case Name:	CONF ORDER CONS W 5378, 5405-VCL In Re C N X Gas Corp Shareholders Litigation

Court Authorizer Comments:

For the reasons stated during today's hearing, the application for injunction pending appeal is denied.

/s/ Judge J Travis Laster